Exhibit 99

Spirit AeroSystems Holdings, Inc.

3801 S. Oliver

Wichita, KS 67210

www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports 2nd Quarter Results

Including ($448) Million in Charges; Initiated Process to Divest Oklahoma Sites

Key Announcements from Ongoing Strategic and Financial Review

•      Initiating process to divest Oklahoma sites1

•      Aligning to support our customers and programs

•      Adding talent to our leadership team

•      Reducing costs

Spirit 2Q13 Consolidated Results — Revenue, EPS, Operating Margin, Cash Flow, Liquidity, and Backlog

•                  Total revenues of $1.521 billion, up 13% y/y

•                  Reports EPS loss of ($1.47), adjusted diluted EPS of $0.72*

•                  Reports Operating (Loss) Margin of (15.7%), Adjusted Operating Margin of 11.7%*

•                  Cash From Operations of $60 million, adjusted Free Cash Flow of $21 million*, YTD adjusted Free Cash Flow of ($90) million*

•                  Records net pre-tax charge of ($448) million primarily on Gulfstream programs (per GAAP method of contract accounting)

•                  Charge is related primarily to forecasted cost growth in years 2014-2019 with minimal cash flow impact in the current period

•                  Cash and cash equivalents were $317 million

•                  Total backlog ~$38 billion

Consolidated Financial Results Summary

Table 1. Summary Financial Results (unaudited)
	2nd Quarter			Six Months
($ in millions, except per share data)	2013	2012	Change	2013	2012	Change

Revenues	$1,521	$1,341	13%	$2,963	$2,607	14%
Operating (Loss) Income	($239)	$83	(388%)	($94)	$205	(146%)
Operating (Loss) Income as a % of Revenues	(15.7%)	6.2%	(2,190) BPS	(3.2%)	7.9%	(1,110) BPS
Net (Loss) Income	($209)	$35	(697%)	($128)	$109	(217%)
Net (Loss) Income as a % of Revenues	(13.7%)	2.6%	(1,630) BPS	(4.3%)	4.2%	(850) BPS
(Loss) Earnings Per Share (Fully Diluted)	($1.47)	$0.24	(713%)	($0.90)	$0.76	(218%)
Fully Diluted Weighted Avg Share Count	141.3	142.7		141.1	142.6

*Non-GAAP financial measure, see Appendix for reconciliation

1Representing ~12-14% of YTD Consolidated Spirit Revenue

Wichita, Kan., August 12, 2013 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported second quarter 2013 financial results reflecting continued strong demand for large commercial aircraft, strong mature program operating performance, and the impact of new program charges. Spirit’s second quarter 2013 revenues were $1.521 billion, up 13 percent from $1.341 billion for the same period of 2012, driven by higher production volumes and non-production revenues.

Operating loss was ($239) million, compared to operating income of $83 million for the same period in 2012, driven by new program pre-tax charges of approximately ($448) million, or ($2.61) per share, partially offset by a net pre-tax $41 million, or $0.24 per share favorable cumulative catch-up adjustment due to improvements in productivity and efficiency on mature programs.

The second quarter of 2012 included a pre-tax ($65) million, or ($0.31) per share charge for expenses related to the April 14, 2012 severe weather event at the Wichita, KS facility and debt financing, as well as a pre-tax ($7) million, or ($0.03) per share additional forward loss on the A350 non-recurring wing program.

Net loss for the current quarter was ($209) million, or ($1.47) per share, compared to net income of $35 million, or $0.24 per fully diluted share, in the same period of 2012.

“We made progress on the strategic and financial review during the second quarter of 2013, and have already taken several actions, including the previously announced initiation of the process to divest our Oklahoma sites,” said President and Chief Executive Officer Larry Lawson. “This is the result of a strategic decision to target our resources more towards value-added engineering and manufacturing where we have the strongest competitive advantage and potential for growth. Tactically, we’re aligning the company towards its customers and programs, we’re taking action to reduce our costs, and are adding talent to our leadership team.”

“These actions reflect a commitment to our shareholders, customers and employees to sharpen Spirit’s focus and generate cash. To that end, the decision to pursue a divestiture of our Oklahoma sites was a difficult one and has been the result of careful evaluation given the investment made to date and the capacity inherent in these high quality manufacturing sites,” Lawson continued.

“Spirit’s strong second quarter performance across the Fuselage and Propulsion segments demonstrates our capability to deliver solid earnings and cash flow. At the same time, Spirit will continue to invest in the next generation wide body products to support our customers and the long-term growth trends in this market segment. Future cost growth recognized in the quarter relates primarily to higher forecasted supply chain and labor costs on our business jet programs. I’d like to stress that with the pursuit of strategic alternatives for our Oklahoma sites, our focus on performance remains unabated.”

“Spirit’s robust $38 billion backlog represents the growing, globally-diverse demand for our industry-leading products and capabilities. As single-aisle products remain the major driver of large commercial aerospace market growth over the next twenty years, Spirit is well positioned with approximately 65 percent of backlog on the next generation 737 MAX and A320neo programs. Longer-term, we believe there are growth opportunities in large commercial aircraft as well as potentially in the defense market,” Lawson concluded.

Spirit’s backlog at the end of the second quarter of 2013 was approximately $38 billion.  Spirit calculates its backlog based on current contractual prices for products and volumes from the published firm order backlogs of Boeing and Airbus, along with firm orders from other customers.

Spirit updated its contract profitability estimates during the second quarter of 2013, resulting in a net pre-tax $41 million, or $0.24 per share, favorable cumulative catch-up adjustment due to improvements in productivity and efficiency on mature programs.

Additionally, the company recorded net pre-tax charges of ($448) million, or ($2.61) per share. These include pre-tax charges of ($234) million, or ($1.36) per share, on the G650 wing program; ($191) million, or ($1.12) per share, on the G280 wing program; ($22) million, or ($0.13) per share, on the 787 program related to the wing content; and a net ($9) million, or ($0.05) per share, on the 747-8 and 767 programs combined.  The BR725 nacelle program recorded a benefit from a charge reversal of $8 million, or $0.05 per share.

Approximately 15 percent of the $448 million charge in the Wing Segment is related to current year cost performance with the balance of the charge primarily related to higher forecasted supply chain and labor costs on our business jet programs in years 2014-2019.

In comparison, the second quarter of 2012 operating income included a pre-tax $6 million favorable cumulative catch-up adjustment, and a ($7) million additional forward loss on the A350 non-recurring wing program.

Cash flow from operations was a $60 million source of cash for the second quarter of 2013, compared to a $121 million source of cash for the second quarter of 2012.  The same period of 2012 included insurance cash advances of $105 million associated with the severe weather event, and a customer advance payment of $50 million associated with a customer agreement on the A350 XWB fuselage program.

Table 2. Cash Flow and Liquidity (unaudited)
	2nd Quarter		Six Months
($ in millions)	2013	2012	2013	2012

Cash Flow from Operations	$60	$121	$14	$133
Purchases of Property, Plant & Equipment**	($55)	($50)	($135)	($104)
Free Cash Flow*	$5	$72	($121)	$29
Adjusted Free Cash Flow*#	$21	($29)	($90)	($220)
#Excludes Net Severe Weather Impact and Net A350 Customer Advances
			June 27,	December 31,
Liquidity			2013	2012

Cash			$317	$441
Total Debt			$1,173	$1,176
**Purchases of Property, Plant & Equipment includes purchases related to the April 14th, 2012 severe weather event

Cash balances at the end of the quarter were $317 million and debt balances were $1,173 million. At the end of the second quarter of 2013, the company’s $650 million revolving credit facility remained undrawn.    (Table 2)

The company’s credit rating remained unchanged at Ba2 and negative outlook by Moody’s Investor Services, and was affirmed at BB and placed on negative outlook by Standard and Poor’s following the second quarter announcement regarding new program charges.

To address the charges in the quarter, the company has amended its senior secured loan and credit facility to suspend the existing financial covenants through the fourth quarter of 2014, after which time the financial covenants will again apply.  During this period, the company will be subject to a liquidity covenant and any draws under the revolving credit facility will be subject to borrowing base limitations.  No event of default has occurred.

Financial Outlook and Risk to Future Financial Results

On May 2, 2013, Spirit announced a comprehensive strategic and financial review of the company’s development programs in Tulsa, Wichita, Kinston, and St.

* Non-GAAP financial measure, see Appendix for reconciliation

Nazaire and a suspension of financial guidance.  The review is on-going and may result in additional strategic decisions and financial impact. Factors which are the subject of, and could impact our review include those described more fully in the “Risk Factors” section of our filings with the Securities and Exchange Commission. These factors include Spirit’s ability to achieve acceptable shipset pricing with its customers including as it relates to derivative airplane model pricing on the 787-9 and 787-10, our ability to achieve anticipated productivity and cost improvement for all of our airplane programs, the risk of higher than forecast non-recurring costs on new programs, and fluctuations in demand in the market for commercial and business jet aircraft.

Segment Results

Fuselage Systems

Fuselage Systems segment revenues for the second quarter of 2013 were $732 million, up 17 percent from the same period last year, driven by higher production volumes.  Operating profits were $150 million, with operating margins of 20.5 percent as compared to 15.22 percent during the same period of 2012. In the second quarter of 2013 the segment recorded a pre-tax forward loss of ($5) million on the 747-8 program reflecting program performance, and a net pre-tax $28 million favorable cumulative catch-up adjustment as a result of improved productivity and efficiency on mature programs. In comparison, the segment realized a net pre-tax $1 million favorable cumulative catch-up adjustment in the second quarter of 2012.

Propulsion Systems

Propulsion Systems segment revenues for the second quarter of 2013 were $419 million, up 19 percent from the same period last year, driven by higher production volumes.  Operating profits were $82 million for an operating margin of 19.5 percent as compared to 16.12 percent in the second quarter of 2012. In the second quarter of 2013 the segment realized a pre-tax forward loss of ($4) million on the 767 program reflecting program performance, a pre-tax benefit of $8 million on the BR725 program due to a reversal of previously recognized forward loss charge, and a net pre-tax $12 million favorable cumulative catch-up adjustment driven by improved productivity and efficiency on other mature programs.  In comparison, the segment realized a net pre-tax $2 million favorable cumulative catch-up adjustment in the second quarter of 2012.

Wing Systems

Wing Systems segment revenues for the second quarter of 2013 were $369 million, up 3 percent from the same period last year, driven by higher production volumes. Operating losses of ($404) million reflects the ($448) million charges for an operating margin of (109.7) percent as compared to 7.92 percent during the same period of 2012. In the second quarter of 2013 the segment recorded pre-tax forward loss charges of ($234) million on the G650 program; ($191) million on the G280 program; and ($22) million on the 787 program primarily due to increased supply chain and labor cost estimates.  Additionally, in the current quarter, the segment realized a net pre-tax $1 million favorable cumulative catch-up adjustment. In comparison, in the second quarter of 2012 the segment recorded a net pre-tax $3 million favorable cumulative catch-up adjustment and a pre-tax ($7) million additional forward loss on the A350 non-recurring wing program.

2Warranty reserve of $2.6 million in 2012 reclassified from segment operating income to unallocated cost of sales to conform to current year presentation.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing, execution and profitability of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; margin pressures and the potential for additional forward-losses on aircraft development programs; our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; the effect on business and commercial aircraft demand and build rates of the following factors: continuing weakness in the global economy and economic challenges facing commercial airlines, a lack of business and consumer confidence, and the impact of continuing instability in global financial and credit markets, including, but not limited to, any failure to avert a sovereign debt crisis in Europe; customer cancellations or deferrals as a result of global economic uncertainty; the success and timely execution of key milestones such as deliveries of Boeing’s B787; and certification and first delivery of Airbus’ A350 XWB aircraft program, receipt of necessary regulatory approvals, and customer adherence to their announced schedules; our ability to successfully negotiate new pricing under our main supply agreement with Boeing; our ability to enter into profitable supply arrangements with additional customers; the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; returns on pension plan assets and the impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; our ability to sell our Oklahoma sites for a price acceptable to us; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; the effectiveness of any interest rate and foreign currency hedging programs; the outcome or impact of ongoing or future litigation, claims and regulatory actions; our exposure to potential product liability and warranty claims; and the accuracy or completeness of our assessment of damage and costs of restoration and recovery from the severe weather event that hit our Wichita, Kan. facility on April 14, 2012. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements.  These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Appendix

Table 3. Segment Reporting	(unaudited)				(unaudited)
	2nd Quarter				Six Months
($ in millions)	2013	2012	Change		2013	2012	Change

Segment Revenues
Fuselage Systems	$732.1	$627.4	16.7%		$1,450.0	$1,250.0	16.0%
Propulsion Systems	$418.6	$351.2	19.2%		$793.9	$695.2	14.2%
Wing Systems	$368.6	$358.6	2.8%		$711.9	$655.2	8.7%
All Other	$1.4	$3.8			$7.1	$6.4
Total Segment Revenues	$1,520.7	$1,341.0	13.4%		$2,962.9	$2,606.8	13.7%

Segment (Loss) Earnings from Operations
Fuselage Systems	$150.0	$95.4	57.2%		$271.4	$183.5	47.9%
Propulsion Systems	$81.6	$56.7	43.9%		$146.9	$115.0	27.7%
Wing Systems	($404.4)	$28.3	(1,529.0%	)	($386.2)	$49.1	(886.6%	)
All Other	$1.7	$0.8			$3.3	$1.0
Total Segment Operating (Loss) Earnings(1)	($171.1)	$181.2	(194.4%	)	$35.4	$348.6	(89.8%	)

Unallocated Expense
Corporate SG&A	($50.2)	($33.3)	50.8%		($89.8)	($74.0)	21.4%
Impact From Severe Weather Event	($6.2)	($54.5)			($15.0)	($54.5)
Research & Development	($2.0)	($1.3)	53.8%		($3.8)	($2.4)	58.3%
Cost of Sales(1)	($9.0)	($9.6)	(6.3%	)	($20.8)	($12.9)	61.2%
Total (Loss) Earnings from Operations	($238.5)	$82.5	(389.1%	)	($94.0)	$204.8	(145.9%	)

Segment Operating (Loss) Earnings as % of Revenues
Fuselage Systems	20.5%	15.2%	530 BPS		18.7%	14.7%	400 BPS
Propulsion Systems	19.5%	16.1%	340 BPS		18.5%	16.5%	200 BPS
Wing Systems	(109.7% )	7.9%	(11,760) BPS		(54.2% )	7.5%	(6,170) BPS
All Other	121.4%	21.1%			46.5%	15.6%
Total Segment Operating (Loss) Earnings as % of Revenues	(11.3% )	13.5%	(2,480) BPS		1.2%	13.4%	(1,220) BPS

Total Operating (Loss) Earnings as % of Revenues	(15.7% )	6.2%	(2,190) BPS		(3.2% )	7.9%	(1,110) BPS

(1)         Warranty reserve of $2.6 million and $4.9 million were reclassified from segment operating income to unallocated cost of sales to conform to current year presentation for each of the three and six months ended June 28th, 2012, respectively.

Contact information:

Investor Relations: Coleen Tabor (316) 523-7040

Media:  Ken Evans (316) 523-4070

On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries

(One Ship Set equals One Aircraft)

2012 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2012
B737	105	105	107	100	417
B747	5	6	7	6	24
B767	7	6	6	6	25
B777	21	21	22	22	86
B787	8	11	9	15	43
Total	146	149	151	149	595

A320 Family	112	109	103	113	437
A330/340	25	24	26	22	97
A350	1	-	1	1	3
A380	7	6	3	8	24
Total	145	139	133	144	561

Business/Regional Jet	12	19	27	26	84

Total Spirit	303	307	311	319	1,240

2013 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD 2013
B737	106	115			221
B747	6	4			10
B767	6	5			11
B777	24	25			49
B787	17	14			31
Total	159	163			322

A320 Family	121	117			238
A330/340	27	30			57
A350	2	1			3
A380	7	10			17
Total	157	158			315

Business/Regional Jet	20	19			39

Total Spirit	336	340			676

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended		For the Six Months Ended

	June 27, 2013	June 28, 2012	June 27, 2013	June 28, 2012
	($ in millions, except per share data)

Net revenues	$1,520.7	$1,341.0	$2,962.9	$2,606.8
Operating costs and expenses:
Cost of sales	1,690.2	1,156.8	2,927.3	2,247.9
Selling, general and administrative	54.1	40.3	98.4	85.3
Impact from severe weather event	6.3	54.5	15.1	54.5
Research and development	8.6	6.9	16.1	14.3
Total operating costs and expenses	1,759.2	1,258.5	3,056.9	2,402.0
Operating (loss) income	(238.5)	82.5	(94.0)	204.8
Interest expense and financing fee amortization	(17.3)	(28.1)	(34.9)	(46.4)
Interest income	-	0.1	0.1	0.1
Other income (expense), net	1.3	(4.2)	(8.6)	(0.7)
(Loss) income before income taxes and equity in net loss of affiliate	(254.5)	50.3	(137.4)	157.8
Income tax benefit (provision)	45.0	(15.3)	9.3	(48.9)
(Loss) income before equity in net income (loss) of affiliate	(209.5)	35.0	(128.1)	108.9
Equity in net income (loss) of affiliate	0.1	(0.1)	(0.1)	(0.4)
Net (loss) income	$(209.4)	$34.9	$(128.2)	$108.5

(Loss) earnings per share
Basic	$(1.47)	$0.25	$(0.90)	$0.76
Shares	141.3	139.9	141.1	139.7

Diluted	$(1.47)	$0.24	$(0.90)	$0.76
Shares	141.3	142.7	141.1	142.6

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	June 27, 2013	December 31, 2012
	($ in millions)
Current assets
Cash and cash equivalents	$317.0	$440.7
Accounts receivable, net	600.6	420.7
Inventory, net	2,187.0	2,410.8
Other current assets	104.3	83.2
Total current assets	3,208.9	3,355.4
Property, plant and equipment, net (variable interest entity restricted, $0.3 and $0.0 at June 27, 2013 and December 31, 2012, respectively)	1,739.4	1,698.5
Pension assets	91.3	78.4
Other assets	315.0	283.0
Total assets	$5,354.6	$5,415.3
Current liabilities
Accounts payable (variable interest entity nonrecourse, $0.2 and $0.0 at June 27, 2013 and December 31, 2012, respectively)	$695.1	$659.0
Accrued expenses (variable interest entity nonrecourse, $0.6 and $0.0 at June 27, 2013 and December 31, 2012, respectively)	200.9	216.3
Current portion of long-term debt	14.5	10.3
Advance payments, short-term	107.3	70.7
Deferred revenue, short-term	18.1	18.4
Other current liabilities	144.1	92.3
Total current liabilities	1,180.0	1,067.0
Long-term debt	1,158.2	1,165.9
Advance payments, long-term	777.6	833.6
Deferred revenue and other deferred credits	34.4	30.8
Pension/OPEB obligation	77.6	75.6
Other liabilities	258.1	245.5
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	-	-
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 120,667,921 and 119,671,298 shares issued, respectively	1.2	1.2
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 23,988,575 and 24,025,880 shares issued, respectively	0.2	0.2
Additional paid-in capital	1,019.6	1,012.3
Accumulated other comprehensive loss	(157.9)	(145.2)
Retained earnings	1,003.8	1,127.9
Total shareholders’ equity	1,866.9	1,996.4
Noncontrolling interest	1.8	0.5
Total equity	1,868.7	1,996.9
Total liabilities and equity	$5,354.6	$5,415.3

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Six Months Ended
	June 27, 2013	June 28, 2012
	($ in millions)
Operating activities
Net (loss) income	$(128.2)	$108.5
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	78.5	77.4
Amortization expense	5.8	14.4
Accretion of customer supply agreement	0.2	0.1
Employee stock compensation expense	12.0	8.6
Excess tax benefits from share-based payment arrangements	(0.4)	(1.1)
Loss on disposition of assets	0.4	3.6
Loss from discontinued hedge accounting on interest rate swaps	-	2.2
(Gain) on effectiveness of hedge contracts	(1.4)	(0.1)
Loss (gain) from foreign currency transactions	10.1	(0.2)
Deferred taxes	(40.0)	4.5
Long-term tax provision	0.6	0.8
Pension and other post-retirement benefits, net	(6.7)	(4.7)
Grant income	(3.3)	(2.5)
Equity in net loss of affiliate	0.1	0.4
Changes in assets and liabilities
Accounts receivable	(184.3)	(202.1)
Inventory, net	276.2	(171.7)
Accounts payable and accrued liabilities	35.2	56.5
Advance payments	(19.4)	197.9
Deferred revenue and other deferred credits	5.0	(18.5)
Insurance Advances for severe weather related expenses	-	105.0
Other	(26.1)	(46.2)
Net cash provided by operating activities	14.3	132.8
Investing activities
Purchase of property, plant and equipment	(119.3)	(103.8)
Purchase of property, plant and equipment - severe weather related expenses	(15.7)	-
Other	2.6	0.4
Net cash (used in) investing activities	(132.4)	(103.4)
Financing activities
Proceeds from revolving credit facility	-	170.0
Payments on revolving credit facility	-	(170.0)
Proceeds from issuance of debt	-	547.3
Principal payments of debt	(4.0)	(564.3)
Debt issuance and financing costs	-	(11.3)
Excess tax benefits from share-based payment arrangements	0.4	1.1
Net cash (used in) financing activities	(3.6)	(27.2)
Effect of exchange rate changes on cash and cash equivalents	(2.0)	0.1
Net (decrease) increase in cash and cash equivalents for the period	(123.7)	2.3
Cash and cash equivalents, beginning of the period	440.7	177.8
Cash and cash equivalents, end of the period	$317.0	$180.1

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently.

Adjusted Earnings Per Share Excluding Impact of Forward Losses and Certain Other Items

	Second Quarter
	2012		2013

	Earnings Per Share		Earnings Per Share

GAAP Diluted Earnings Per Share	$0.24		$(1.47)

2012 Second Quarter Forward Loss	$0.03	a
Impact from Severe Weather Event	$0.26	b	$0.04	c
Net 2013 Second Quarter Forward Losses			$2.61	d
Favorable Cumulative Catch-up Adjustment	$(0.03)	e	$(0.24)	f
Executive Severance			$0.05	g
Other Credits			$(0.04)	h
Tax Benefit Reduction			$(0.23)	i

Diluted Shares	142.7		141.3

Earnings Per Share Excluding Impact of Forward Losses and Certain Other Items	$0.50		$0.72

a                 Represents the net earnings per share impact of A350 Non-Recurring Forward Loss expense of $6.5 million. The earnings per share amount is presented net of income taxes of 30.4 percent.

b                 Represents the net earnings per share impact of Severe Weather Event expense of $54.5 million. The earnings per share amount is presented net of income taxes of 30.4 percent.

c                  Represents the net earnings per share impact of Severe Weather Event expense of $6.3 million. The earnings per share amount is presented net of income taxes of 17.7 percent.

d                 Represents the net earnings per share impact of Net 2013 Second Quarter Forward Loss expense of $448.3 million, including G650 Forward Loss of $234.2 million, G280 Forward Loss of $191.5 million, 787 Forward Loss of $22.0 million, 747-8 Forward Loss of $5.0 million, 767 Forward Loss of $4.0 million, and BR725 Forward Loss Reduction of $8.4 million. The earnings per share amount is presented net of income taxes of 17.7 percent.

e                  Represents the net earnings per share impact of Favorable Cumulative Catch-up Adjustment of $6.3 million. The earnings per share amount is presented net of income taxes of 30.4 percent.

f                    Represents the net earnings per share impact of Favorable Cumulative Catch-up Adjustment of $40.6 million. The earnings per share amount is presented net of income taxes of 17.7 percent.

g                 Represents the net earnings per share impact of Executive Severance expense of $9.3 million. The earnings per share amount is presented net of income taxes of 17.7 percent.

h                 Represents the net earnings per share impact of Other Credits of $7.0 million, including BR725 Returns Credit of $4.4 milllion and French R&D Tax Credit of $2.6 million. The earnings per share amount is presented net of income taxes of 17.7 percent.

i                    Represents the net earnings per share impact of the Tax Benefit Reduction of $32.6 million due to the differences attributable to net losses driven by Q2 events. Q1 YTD effective tax rate — Q2 QTD effective tax rate = rate impact from net losses * Q2 earnings before tax = earnings impact 30.5% - 17.7% = 12.8% * (254.5) earnings before tax = $32.6

Operating Income % of Revenues Excluding Impact of Forward Losses and Certain Other Items

	Second Quarter
	2012		2013

Operating Income under GAAP	$82.5		$(238.5)

Adjustments to Operating Income:
2012 Second Quarter Forward Loss	$6.5	a
Impact from Severe Weather Event	$54.5		$6.3
Net 2013 Second Quarter Forward Losses			$448.3	b
Favorable Cumulative Catch-up Adjustment	$(6.3)		$(40.6)
Executive Severance			$9.3
Other Credits			$(7.0)	c
Total Adjustments	$54.7		$416.3

Adjusted Operating Income	$137.2		$177.8

Revenue	$1,341.0		$1,520.7

Adjusted Operating Income % of Revenues	10.2%		11.7%

a	A350 Non-Recurring Forward Loss expense of $6.5 million.

b

Net 2013 Second Quarter Forward Loss expense of $448.3 million, including G650 Forward Loss of $234.2 million, G280 Forward Loss of $191.5 million, 787 Forward Loss of $22.0 million, 747-8 Forward Loss of $5.0 million, 767 Forward Loss of $4.0 million, and BR725 Forward Loss Reduction of $8.4 million.

c	Other Credits of $7.0 million, including BR725 Returns Credit of $4.4 milllion and French R&D Tax Credit of $2.6 million.

Free Cash Flow

	2nd Quarter		Six Months
	2013	2012	2013	2012

Cash Provided by Operating Activities	$59.7	$121.2	$14.3	$132.8
Capital Expenditures	($54.8)	($49.6)	($135.0)	($103.8)
Free Cash Flow	$4.9	$71.6	($120.7)	$29.0

Adjusted Free Cash Flow

	2nd Quarter		Six Months
	2013	2012	2013	2012

Cash Provided by Operating Activities	$59.7	$121.2	$14.3	$132.8
Net Severe Weather Impact	$6.3	($50.5)	$15.1	($50.5)
Net A350 Customer Advances		($50.0)		($198.8)
Adjusted Cash Provided by (used in) Operating Activities	$66.0	$20.7	$29.4	($116.5)

Capital Expenditures	($54.8)	($49.6)	($135.0)	($103.8)
Severe Weather Impact	$9.9		$15.7
Adjusted Capital Expenditures	($44.9)	($49.6)	($119.3)	($103.8)

Adjusted Cash Provided by (used in) Operating Activities	$66.0	$20.7	$29.4	($116.5)
Adjusted Capital Expenditures	($44.9)	($49.6)	($119.3)	($103.8)
Adjusted Free Cash Flow	$21.1	($28.9)	($89.9)	($220.3)